Exhibit 3

Unaudited Interim Financial Statements of WPP DAS Ltd for the six months ended

30 June 2012 and 2011 and the year ended 31 December 2011

WPP DAS Ltd

Unaudited cash flow statement

For the six months ended 30 June 2012 and 2011 and for the year ended 31 December 2011.

	Notes	Six months ended 30 June 2012 £m	Six months ended 30 June 2011 £m	Year ended 31 December 2011 £m
Net cash inflow from operating activities		—	—	—
Investing activities		—	—	—
Financing activities		—	—	—
Issue of ordinary shares	3	—	—	79.4
Dividends paid	4	—	—	(79.4)
Net cash inflow from financing activities		—	—	—
Net increase in cash and cash equivalents		—	—	—
Cash and cash equivalents at beginning of year		—	—	—
Cash and cash equivalents at end of year		—	—	—

Note

The accompanying notes form an integral part of this unaudited cash flow statement.

Unaudited balance sheet

As at 30 June 2012 and 2011 and 31 December 2011

	Notes	30 June 2012 £m	30 June 2011 £m	31 December 2011 £m
Assets		—	—	—
Receivable from WPP 2008 Limited	3	—	121.0	—
Liabilities		—	—	—
Net assets		—	121.0	—
Equity
Share capital		—	—	—
Distributable reserve	3	—	121.0	—
Total equity		—	121.0	—

Note

The accompanying notes form an integral part of this unaudited balance sheet.

Unaudited statement of changes in equity

For the six months ended 30 June 2012, 31 December 2011 and 30 June 2011

	Notes	Share capital £m	Distributable Reserve £m	Total £m
At 1 January 2011		—	—	—
Issue of ordinary shares	3	121.0	—	121.0
Capital reduction	3	(121.0)	121.0	—
Dividends	4	—	—	—
At 30 June 2011		—	121.0	121.0
Issue of ordinary shares	3	79.4	—	79.4
Capital reduction	3	(79.4)	79.4	—
Dividends	4	—	(200.4)	(200.4)
At 31 December 2011		—	—	—
Issue of ordinary shares		—	—	—
Capital reduction		—	—	—
At 30 June 2012		—	—	—

Note

The accompanying notes form an integral part of this unaudited statement of changes in equity.

Notes to the unaudited interim financial statements

1.	The dividend access trust

WPP DAS Limited (the “Trust”) was established on 9 July 2008 by WPP plc to which the Trust issued a called-up share capital of 1 ordinary share with a nominal value of £1. The Trust is governed by the applicable laws of England and Wales and is a resident for tax purposes in the United Kingdom, WPP plc is a resident for tax purposes in the Republic of Ireland. The Trust is a wholly owned subsidiary of WPP 2008 Limited which is an indirect wholly owned subsidiary of WPP plc.

WPP DAS Limited was formed as part of WPP’s Dividend Access Plan, which was primarily designed to ensure that WPP share owners may continue to receive UK dividends, meaning in particular that under the Dividend Access Plan, no Irish tax is required to be withheld from the payment of dividends to share owners. To facilitate WPP’s Dividend Access Plan, in April 2009 the Trust issued one non-voting dividend access share with a nominal value of £1 to the trustee. WPP share owners will not have any interest in the dividend access share and will not have any rights against the Trust as the issuer of the dividend access share. The only assets held in trust for the benefit of share owners will be dividends paid to the trustee in respect of the dividend access share.

To ensure compliance with UK trust law rules, the period during which the dividend access trust may continue is restricted. However, the dividend access trust under current law is able to continue for 80 years from inception.

2.	Accounting policies

Basis of preparation

The financial statements have been prepared under the historical cost convention and in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) as they apply to the financial statements of the period ended 30 June 2012.

Income statement and statement of comprehensive income

An income statement and a statement of comprehensive income are not presented with these financial statements because the Trust did not receive income, incur expense or recognise any gain or loss during the periods presented.

The directors received no remuneration during the period for services to the Trust and the Trust had no employees during the periods presented. All operating expenses were borne by WPP 2005 Limited.

Functional currency

The functional currency of the Trust is pounds sterling.

Taxation

The Trust is not required to withhold at source any amount in respect of UK tax from dividend payments it makes under the Dividend Access Plan regardless of who the recipient of the payments is.

3.	Share capital and distributable reserve

On 29 June 2011 the Trust issued 121,002,475 ordinary shares of £1 each to another Group company and on the same date a capital reduction was performed. On 8 November 2011 the Trust issued a further 79,370,302 ordinary shares of £1 each and on the same date a capital reduction was performed. As a result of this transaction the Trust remained with called-up share capital of 1 ordinary share of £1 and 1 dividend access share of £1.

4.	Dividends

	Six Months Ended 30 June 2012 £m	Six Months Ended 30 June 2011 £m	Year ended 31 December 2011 £m
2010 second interim dividend of 11.82p per ordinary share[1]	—	—	121.0
2011 first interim dividend of 7.46p per ordinary share	—	—	79.4
	—	—	200.4

[1]	This dividend was settled in cash by another Group company on behalf of the Trust.

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